EXHIBIT 11


PEOPLES BANCORP INC. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE


                                   				     Three Months Ended March 31,
                                         						 1995            1994
                                  					     ------------     -----------
PRIMARY EARNINGS PER SHARE

EARNINGS:
Net income                                    $1,486,000       $1,306,000


COMMON SHARES OUTSTANDING:
Weighted average common shares outstanding     2,896,321        2,903,292
Add: Adjustment for outstanding stock options     10,692            6,246
                                    				      ----------       ----------
     Subtotal                                  2,907,013        2,909,538


       	  PRIMARY EARNINGS PER SHARE               $0.51            $0.45
					                                         ==========       ==========


FULLY DILUTED EARNINGS PER SHARE

EARNINGS:
Net income                                    $1,486,000       $1,306,000


COMMON SHARES OUTSTANDING:
Weighted average common shares outstanding     2,896,321        2,903,292
Add: Adjustment for outstanding stock options     10,692            6,740
                                   					      ----------       ----------
     Subtotal                                  2,907,013        2,910,032


       	  FULLY DILUTED EARNINGS PER SHARE         $0.51            $0.45
					                                         ==========       ==========